360 Funds 485BPOS

Exhibit 99(j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 190 to the Registration Statement on Form N-1A of the Timber Point Global Allocations Fund and Timber Point Alternative Income Fund and to the use of our report dated November 27, 2024, on the financial statements and financial highlights of the Timber Point Global Allocations Fund and Timber Point Alternative Income Fund, a series of 360 Funds. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 28, 2025